January 12, 2023

To: Our Valued Stockholders:

As we all know, 2022 was a tough year regarding revenues. Although we had a lot to overcome, as did most businesses, not the least of which were the very real supply chain disruptions, we prefer not to bemoan the past, but to focus on the future growth of our Company.

That said, we have never in the past finished a year on such a sturdy foundation in both Healthcare and Oil & Gas. We are not just shipping a few additional units to one or two hospitals. We now have a real pipeline of demand from multiple hospital groups. The Oil and Gas sector is sitting up and taking notice of the positive test results emanating from oil fields in Texas and Oklahoma. Private Oil & Gas well owners and Oil Companies are calling us thanks to word-of-mouth, our Energy-related website and direct marketing efforts. We have more companies interested in our products than ever before.

As part of our long-term goals to bring more effectively to market our versatile fluids and technologies, the company decided to form two new wholly-owned subsidiaries, 21st Century Healthcare, Inc. (“Healthcare”) and 21st Century Energy Solutions, Inc. (“Energy”). Separating these two important business sectors is intended to allow us to focus energy and resources to capitalize on opportunities and achieve greater market penetration at a faster pace. It also presents new and focused investment opportunities.

In 2023, we plan to sell certain assets to Healthcare and Energy to allow both entities to operate independently in their respective sectors. We have structured these entities to be spun-off from PCT and become separate public companies.

Current plans are for Energy to be the first spin-off, followed by Healthcare. There is a tremendous number of moving pieces necessary to complete a spin-off and timing is fluid at this point in time. This process can take upwards of one year to effectuate, if not longer. After the sale of assets from PCT to Energy and the audit of Energy’s financial statements, Energy intends to file a registration statement with the SEC to register shares of common stock to be distributed to the stockholders of PCTL. PCTL stockholders will receive the shares of Energy common stock and continue to hold their PCTL shares. Important dates, milestones and additional details will be announced as this process moves forward.

PCTL has had quite the rollercoaster ride of ups and downs in recent years. However, we believe that with the progress made within each PCTL subsidiary – Healthcare, Energy and PCT Corporation - it is time to buckle up as we brace for an anticipated exponential growth in 2023.

Listed below is a summary of each subsidiary’s 2023 focus and growth capabilities:

Energy:

Our initiatives in the oil and gas sector took off with revenue generating pilot programs in the fourth quarter of 2022 laying a firm foundation for rapid growth in 2023. Our antimicrobial hypochlorous acid (Hydrolyte®) is proving to be a highly effective agent to mitigate H2S, a very corrosive and dangerous compound frequently found in oil reserves. Super Catholyte® is proving its value in remedial well treatments and EOR applications to stimulate recovery of additional oil.

In September we executed an agreement with an established, major oil field service company in west Texas, sending three machines for use in the oil fields. The pilot program has been so successful that the company has ordered two additional machines to meet their needs, which will be shipped in January 2023. An oil producer in Murray County, OK purchased totes of Super Catholyte® for use in a single well that had been producing five barrels a day of oil. After an initial shut down period, when the well went back online, the first day’s production was fifteen barrels of oil and fifteen barrels of recovered fluid. For the last seven weeks it has been producing thirty barrels a day with no visible water. This client is now opening two additional wells for remediation, one which will use our Super Catholyte® and the second well using Super Catholyte infused with Nanogas Nitrogen Spheres. These wells were previously producing ½ to one barrel per day. The treatment results will be published at a later date.

We are negotiating with several oil and gas producers and oil field servicing companies regarding the use of our machines and fluids in the western US. We are excited with our growing pipeline of potential projects as our operations in Oil and Gas unfold. Stockholders will be updated as events unfold.

Healthcare:

One of the biggest developments of 2022 was the introduction of our Gen 3 Annihilyzer® On Site Generation (OSG) system which produces multiple concentrations of our HOCl product. We added two new hospital systems, with a third one coming on board in December 2022, with the installation of an OSG. We renegotiated expiring contracts and will be trading out older models for the new Gen 3 Annihilyzer® units throughout 2023 at additional, recurring revenues. We are currently in negotiations with four new hospital groups, with each representing multiple hospitals within their system. We expect healthy, steady growth in the healthcare sector as more companies are increasing emphasis on employee/patient safety as well as the use of sustainable products.

PCT:

In 2023 PCT Corporation’s main sales growth and focus will be to on-board Distributors to sell and/or lease our on-site, fluid generating equipment to establishments, such as, but not limited to: Nursing homes, Penitentiaries / Correction facilities, School systems, bottling companies who already have a distribution platform, Janitorial services, Water treatment facilities, and similar type industries.  We will also invest in marketing our eCommerce products and utilize its existing staff and hire new personnel, as the need arises, to support the anticipated sales growth in the aforementioned areas.

PCT Corporation also intends to vigorously pursue investment in the testing of its fluids and applications within the agriculture industry. The agriculture industry is huge in so many ways, including, but not limited to pre-harvest and post-harvest applications to crops, to livestock, etc. The opportunities are endless. We believe our fluids will have a positive effect on the stabilization and growth within the agriculture industry by utilizing our fluids in five of the seven steps in agricultural practices from adding nutrients (step 3) to storage (step 7) and finally consumption. We also believe our fluids will create a stronger, healthier, and sustainable product life within the agricultural industry.

We never stop thinking of our investor community. We genuinely appreciate your trust, confidence, and hard-earned invested dollars. We thank you.

Best Wishes for a Happy, Healthy and Prosperous 2023.

Gary Grieco	Darryl Patterson	Art Abraham
CEO PCTL	COO PCT Corporation	President & CFO PCT Corporation